Exhibit 10.8

                    SUMMARY OF AMENDMENT AND RESTATEMENT

                                   OF THE

                  HANNAFORD BROS. CO. ANNUAL INCENTIVE PLAN


     The Company's Annual Incentive Plan has been amended and restated in the following respects:

     - to eliminate provisions relating to an individual performance award;

     - to reflect that the Chief Executive Officer and Chairman of the Board receive the same basic award (percentage of base salary) as other executive officers;

     - to eliminate references to salary grades;

     - to eliminate references to Wellby Super Drug Stores; and

     - to make the plan document generally more flexible and concise by conforming the style to that of the 1993 Long Term Incentive Plan.


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                              HANNAFORD BROS. CO.

                             ANNUAL INCENTIVE PLAN

                         (effective December 7, 1995)



     1. PURPOSE. The purpose of this Plan is to provide additional compensation as an incentive to employees upon whose efforts the continued successful and profitable operations of Hannaford Bros. Co. and its Subsidiaries are largely dependent, and to ensure the continued availability of the services of such employees to Hannaford Bros. Co. and its Subsidiaries.

     2. DEFINITIONS. As used in this Plan, unless the context clearly indicates otherwise:

         (a) "Actual Award" means the amount payable to a Participant pursuant to Section 6.

         (b) "Basic Award" means the percentage of a Participant's base salary, not exceeding 50%, determined by the Human Resources Committee pursuant to Section 3.

         (c)  "Board" means the Board of Directors of the Company.

         (d) "Budgeted Sales" means net sales and other revenues of an Incentive Unit, as included in the Incentive Unit's annual operating budget as accepted by the Board.

         (e) "Committee" means the Human Resources Committee of the Board of Directors.

         (f)  "Company" means Hannaford Bros. Co.

         (g) "Employee" means an employee of the Company or a Subsidiary, excluding any employee who participates in the Retail Management Incentive Plan or whose employment is governed by a collective bargaining agreement.

         (h) "Incentive Unit" means an operating unit of the Company any/or a Subsidiary or Subsidiaries as described in Section 4.

         (i) "Participant" means an Employee to whom a Basic Award has been made under the Plan.

         (j) "Plan" means the Hannaford Bros. Co. Annual Incentive Plan, as from time to time amended.

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         (k)  "Profit (Loss)" means the pre-tax profit (loss), determined before any charges to income for payments to be made under this Plan or under any other cash or deferred incentive plan, as such Profit (Loss) is computed for public reporting purposes.

         (l) "Subsidiary" means a corporation of which the Company owns directly or indirectly at least 50 percent of the total combined voting power of all classes of stock entitled to vote.

     3. DESIGNATION OF BASIC AWARDS. The Committee shall designate which, if any, Employees shall be Participants for a fiscal year and shall make a Basic Award to each such Participant.

     4. INCENTIVE UNIT. The Committee shall define an Incentive Unit for each Participant in such manner as it deems appropriate. An Incentive Unit shall include:

         (a) for those Participants who are employed by the Company and whose responsibilities influence all or a major portion of the Company's consolidated operations, the Company and each Subsidiary reflected in the consolidated financial statements of the Company;

         (b) for other Participants, the department, division, Subsidiary and/or portions thereof which are operated as separate profit centers, for which separate books of account are maintained and, in the judgment of the Committee, for which the Participant has direct operating responsibility.

     The Committee may define two Incentive Units for a Participant, in which case the Incentive Unit for which the Participant is directly responsible shall be referred to as the "Primary Incentive Unit" and such Participant's other Incentive Unit shall be referred to as the "Secondary Incentive Unit." The Primary Incentive Unit of a general manager shall be the divisions and/or Subsidiaries for which he or she serves as general manager, and the Secondary Incentive Unit shall be the Company and each Subsidiary reflected in the consolidated financial statements of the Company.

     The Basic Award of a Participant for whom two Incentive Units have been defined shall be allocated, in the discretion of the Committee, between such Participant's Primary Incentive Unit and Secondary Incentive Unit.

     5. BUDGETED PROFIT (LOSS) OF INCENTIVE UNIT. For each fiscal year during which a Basic Award is in effect, a Profit (Loss) shall be budgeted for each Incentive Unit as part of the annual planning process.

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     6.  ACTUAL AWARD.  A Participant's Actual Award, if any, shall be determined by the relationship of (i) the difference between actual Profit
(Loss) and budgeted Profit (Loss) to (ii) two percent of Budgeted Sales:

                                  PA - PB
                        A = T[1+(.02(S))], where

                        A = Actual Award
                        T = Dollar Amount of Basic Award
                        PA= Actual Profit (Loss)
                        PB= Budgeted Profit (Loss)
                        S = Budgeted Sales

     If two Incentive Units have been defined for a Participant, the Actual Award shall be determined by applying the foregoing formula to the Primary Incentive Unit (using the portion of the Basic Award allocated to such unit as the factor "T") and to the Secondary Incentive Unit (using the portion of the Basic Award allocated to such Unit as the factor "T").

     The Committee shall have the right to adjust any one or more of the above factors if it finds such adjustment necessary to provide fair and equitable treatment of the interests of both the Participants and the Company's shareholders.

     In no event shall a Participant's Actual Award exceed 125 percent of the Basic Award. Further, no Actual Award shall be paid if such award is less than Eighty-Five percent (85%) of a Participant's Basic Award.

     The Board shall have the right to adjust the Actual Award of any Participant if, in its sole judgment, the Actual Award is inconsistent with such Participant's performance during the fiscal year. In exercising this discretion, the Board may rely on reports or other information furnished to it, either directly or through the Committee, by the Chief Executive Officer of the Company.

     7. PAYMENT OF ACTUAL AWARDS. Except as hereinafter provided, Actual Awards shall be paid in cash after the close of the fiscal year to which the awards relate.

     Prior to the payment of any Actual Award, the Board shall review the amounts payable to determine (a) whether the consolidated earnings and return on assets of the Company are adequate to justify such payments, and
(b) whether such payments, if made, would seriously impair the Company's cash position.

     If in its sole judgment, the Board determines that such earnings or return are inadequate, or such cash position would be so impaired, it shall have the right to disallow, in whole or part, any Award, and neither the Company nor any Subsidiary shall have any obligation to any Participant for any portion of an Award so disallowed.

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     8.  TRANSFERRED OR PROMOTED EMPLOYEE.  The Committee may redefine an
Incentive Unit and designate a new Basic Award for a Participant who is transferred or promoted. The Basic Award for each Incentive Unit defined for such Participant shall be based on base salary received while included in such Incentive Unit.

     9. NEW EMPLOYEE. The Committee may define an Incentive Unit and designate a Basic Award for an Employee who was not in the employ of the Company or a Subsidiary on the first day of the fiscal year. Such award shall be based on base salary received while included in such Incentive Unit.

    10. TERMINATION OF EMPLOYMENT. If a Participant terminates employment with the Company and its Subsidiaries during a fiscal year because he or she retires after attaining age 55 and completing 5 years of service, becomes disabled or dies, such Participant's Actual Award, if any, shall be based on base salary received during such fiscal year. Any Actual Awards payable to a deceased Participant shall be paid to his or her estate.

     If a Participant's employment terminates during a fiscal year for any reason other than retirement, disability, or death, the Participant shall forfeit any Actual Award otherwise payable, unless the Committee determines that such Award shall be paid, in whole or in part, in accordance with this Section.

    11. GOVERNING LAW. This Plan shall be governed and construed in accordance with the laws of the State of Maine.

    12. AMENDMENT OR TERMINATION. The Board may amend or terminate this Plan at any time, provided, however, that no such action shall affect the rights of a Participant with respect to any Actual Award to which the Participant became entitled prior to the effective date of such action. An amendment or termination may be given retroactive effect with respect to the fiscal year in which it is adopted.

    13. NONALIENATION OF BENEFITS. Awards under this Plan shall not be subject to alienation, assignment, garnishment, attachment or levy of any kind, and any attempt to cause an Award to be so subjected shall not be recognized.

    14. EFFECTIVE DATE. This amendment and restatement of the Plan shall be effective December 7, 1995.